UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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HEI, Inc

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HEI, INC.

1495 Steiger Lake Lane
Victoria, Minnesota, 55386

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear HEI Shareholder:

      Notice is hereby given to the holders of the common stock, par value $0.05 per share, of HEI, Inc. (the “Common Stock”) that the Annual Meeting of Shareholders (the “Annual Meeting”) of HEI, Inc. (the “Company”) will be held on Wednesday, February 11, 2004, at 3:00 p.m., Central Standard Time, or any adjournments thereof, at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, MN, 55343, for the following purposes:

(1)	To elect two (2) Class II Directors to hold office for a term of three-years;

(2)	To approve an amendment to increase the number of shares authorized for issuance under the Company’s 1998 Stock Option Plan from 1,300,000 to 1,650,000; and

(3)	To transact such other business as may properly come before the meeting.

      The Board of Directors of the Company has fixed the close of business on Monday, December 22, 2003, as the record date for the determination of shareholder entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

      You are cordially invited to attend the Annual Meeting. Regardless of whether you plan to attend the Annual Meeting, we urge you to sign, date and return the proxy at once in the enclosed envelope.

By Order of the Board of Directors,

Douglas J. Nesbit
Chief Financial Officer

December 30, 2003

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
SOLICITATION AND REVOCATION OF PROXIES
SHARES AND PRINCIPAL SHAREHOLDERS
SHARES BENEFICIALLY OWNED
PROPOSAL NO. 1 -- ELECTION OF DIRECTORS
NOMINEES FOR DIRECTOR
INFORMATION CONCERNING THE BOARD OF DIRECTORS
EXECUTIVE COMPENSATION
STOCKHOLDER RETURN PERFORMANCE PRESENTATION
EMPLOYMENT CONTRACTS, TERMINATIONS OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AUDIT COMMITTEE REPORT
PROPOSAL NO. 2 APPROVAL OF INCREASE IN NUMBER OF SHARES AUTHORIZED FOR 1998 OPTION PLAN
EQUITY COMPENSATION PLANS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING
AVAILABILITY OF REPORT ON FORM 10-K
OTHER MATTERS

HEI, INC

P.O. Box 500
1495 Steiger Lake Lane
Victoria, Minnesota 55386

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 11, 2004

SOLICITATION AND REVOCATION OF PROXIES

      This Proxy Statement is furnished to the shareholders of HEI, Inc. (the “Company” or “HEI”) in connection with the solicitation of proxies to be used in voting at the Annual Meeting of the Shareholders, and any adjournments thereof (the “Annual Meeting”), which will be held on February 11, 2004, at 3:00 p.m., Central Standard Time, at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, 55343. The enclosed Proxy is solicited by the Board of Directors of the Company (the “Board”). The Annual Report on Form 10-K of HEI for the fiscal year ended August 31, 2003, is being mailed to each shareholder with this Proxy Statement. Copies of this Proxy Statement and the Proxy will first be mailed to shareholders on or about December 31, 2003. The shareholder giving the enclosed Proxy has the power to revoke it at any time prior to the convening of the Annual Meeting. Revocation must be in writing, signed in exactly the same manner as the Proxy and dated. Revocations of the Proxy will be honored if received at the offices of the Company, addressed to Douglas J. Nesbit, Chief Financial Officer, on or before the close of business on Tuesday, February 10, 2004. In addition, on the day of the meeting, prior to the convening thereof, revocations may be delivered to the tellers, who will be seated at the door of the meeting room. Unless revoked, all properly executed Proxies received in time will be voted.

      Proxies not revoked will be voted in accordance with the choice specified by the shareholders on the Proxy. Proxies that are signed but lack any such specification will, subject to the following, be voted FOR the nominees to the Board of Directors proposed by the Board and listed herein and FOR the increase in the number of shares of common stock, par value $0.05 per share, of the Company (the “Common Stock”) authorized for issuance under the Company’s 1998 Stock Option Plan from 1,300,000 to 1,650,000. If a shareholder abstains from voting as to any matter, then the shares of Common Stock held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions, as to any proposal will therefore have the same effect as votes against such proposal. If a broker turns in a “non-vote” Proxy, indicating a lack of voting instruction by the beneficial holder of the shares of Common Stock and the broker lacks discretionary authority to vote on a particular matter, then the shares covered by such non-vote Proxy shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Brokers will have discretionary authority to vote for the nominees to the Board of Directors but will not have discretionary authority to vote for the increase in the number of shares of Common Stock authorized for issuance under the Company’s 1998 Stock Option Plan from 1,300,000 to 1,650,000.

      HEI will pay for costs of soliciting its Proxies, including the costs of preparing and mailing the Notice of Annual Meeting of Shareholders, this Proxy Statement and the Proxy card. Solicitations will be made primarily by mail. In addition to the use of the mails, Proxies may be solicited by personal interview, telephone, letter or facsimile. Proxies may be solicited by officers or other employees of HEI who will receive no special compensation for their services. HEI does not expect that specially engaged employees or paid solicitors will make the solicitation. Although HEI might use such employees or solicitors if HEI deems them necessary, HEI has not made arrangements or contracts with any such employees or solicitors as of the date of this Proxy Statement. HEI may reimburse brokers, banks, and others holding shares in their names for others for the costs of forwarding proxy materials to, and obtaining Proxies from, beneficial owners.

SHARES AND PRINCIPAL SHAREHOLDERS

      Only shareholders of record at the close of business on the record date, December 22, 2003 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 7,093,491 outstanding shares of Common Stock, which is the only class of securities of the Company entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. Cumulative voting is not permitted. The following table shows as of December 22, 2003, information regarding the share ownership of (i) each person or group known to HEI to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director or nominee to become a director of the Company, (iii) each Named Executive Officer (as defined below), and (iv) all directors and executive officers as a group.

      Except as otherwise indicated, the Company believes that the persons listed in the following table have sole voting and investment powers with respect to the shares owned.

SHARES BENEFICIALLY OWNED

Name	Number of Shares	Percentage

Mack V. Traynor, III, Chief Executive Officer, President and Director(1)	80,000	1.1%

Anthony J. Fant, Former Chairman, Chief Executive Officer and President and Current Director(2)	883,354	12.5%

Stephen K. Petersen, Vice President Operations/Microelectronics(3)	54,142	*

Simon F. Hawksworth, Vice President of Sales and Marketing	—	—

Scott M. Stole, Chief Technical Officer(4)	12,900	*

Steve E. Tondera, Jr., Former Chief Financial Officer, Treasurer, Vice President Finance and Secretary and Former Director(5)	—	—

Michael J. Evers, Director(6)	5,000	*

Timothy F. Floeder, Director	—	—

George M. Heenan, Director(6)	5,000	*

Dennis J. Leisz, Chairman of the Board(7)	12,500	*

RS Investment Management, LLC RS Investment Management, L.P. RS Growth Group LLC G. Randall Hecht RS Diversified Growth Fund(8)(9)	1,484,200	21.1%

Prudential Financial, Inc.(10)	335,876	5.6%

Perkins Capital Management, Inc.(11)	710,400	10.1%

All directors and executive officers as a group(10 persons)	1,052,896	14.8%

(1)	Includes 80,000 shares issuable upon exercise of options that are currently exercisable within 60 days.

(2)	Mr. Fant resigned from all executive officer positions with the Company on March 19, 2003. Mr. Fant remains a member of the Board.

(3)	Includes 40,800 shares issuable upon exercise of options that are currently exercisable within 60 days.

(4)	Includes 10,500 shares issuable upon exercise of options that are currently exercisable within 60 days.

(5)	Mr. Tondera resigned from all executive officer positions with the Company and resigned as a member of the Board on June 20, 2003.

(6)	Includes 5,000 shares issuable upon exercise of options that are currently exercisable within 60 days.

(7)	Includes 12,500 shares issuable upon exercise of options that are currently exercisable within 60 days.

(8)	RS Growth Group LLC, a Delaware limited liability company (“RS Growth Group”), is a registered investment advisor. RS Investment Management, L.P., a California limited partnership (“RS Investment Management”), is the managing member of RS Growth Group. RS Investment Management is a registered investment adviser and the investment adviser to RS Diversified Growth Fund, a series of

Massachusetts Business Trusts (“RS Diversified Growth”). RS Investment Management Co. LLC, a Delaware limited liability company (“RS Investment Co.”), is the general partner of RS Investment Management. G. Randall Hecht, an individual, is the control person of RS Investment Co., RS Investment Management and RS Growth Group. Each of Mr. Hecht, RS Investment Co. and RS Investment Management are deemed to beneficially own 1,484,200 shares, or 21.1%, of the Common Stock. RS Growth Group is deemed to beneficially own 303,600 shares, or 4.3% of Common Stock, and RS Diversified Growth is deemed to beneficially own 958,600 shares, or 13.6%, of Common Stock.

(9)	Based on information provided in a Schedule 13D/A filed with the Securities and Exchange Commission (the “SEC”) on December 2, 2003. The address provided in the Schedule 13D/A for each of RS Growth Group, RS Investment Management, RS Diversified Growth, RS Investment Co. and Mr. Hecht is 388 Market Street, San Francisco, CA, 94111.

(10)	Based on information provided by Prudential Financial, Inc. in a Schedule 13G/A filed with the SEC on February 11, 2003. The address provided in the Schedule 13G/A for Prudential Financial, Inc. is 751 Broad Street, Newark, NJ, 07102-3777.

(11)	Based on information provided by Perkins Capital Management, Inc. in a Schedule 13G filed with the SEC on December 10, 2003. The address provided in the Schedule 13G/A for Perkins Capital Management, Inc. is 730 East Lake Street, Wayzata, MN, 55391-1769.

*	Denotes share ownership of less than 1%

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

      The Company’s Amended and Restated Articles of Incorporation (the “Articles”) and the Company’s Amended and Restated Bylaws, as amended (the “Bylaws”), provide for a Board that is divided into classes to allow for staggered terms of office, with one class of directors elected each year and each director serving for a term of three years. The shareholders will only elect one class of directors each year, with each director so elected to hold office for a term expiring at the third Annual Meeting of Shareholders following their election.

      The Bylaws provide that the number of directors of the Company must be no less than three or more than six, and may be established by resolution of the Board. The Board, by resolution, has currently determined the number of directors to be six, with two directors in each class.

      All shares represented by Proxies will be voted “FOR” the election of the nominee unless a contrary choice is specified. If the nominee should withdraw or otherwise become unavailable for reasons not presently known, the Proxies that would have otherwise been voted for such nominee will be voted for such substitute nominee as may be selected by the Board. The affirmative vote of a majority of the number of shares of Common Stock entitled to vote and represented at the Annual Meeting, in person or by proxy, is required for election to the Board of the nominees named below.

NOMINEES FOR DIRECTOR

Class II Directors

(Three Year Term)

George M. Heenan

Dennis J. Leisz

      Set forth below is information regarding the nominees, as well as the existing directors not currently up for election. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR NOMINEES.

Nominees for Directors for the Three Year Term Ending 2007 (Class II):

      George M. Heenan, age 74, has served as a director of the Company since June 2003. Mr. Heenan is currently a Director of the Institute of Strategic Management at the University of St. Thomas and serves as an Executive Fellow for the College of Business at the University of Minnesota. His background includes experience in start-up, emerging growth, Fortune 500 and Fortune 200 companies, as well as management of venture capital partnerships. Mr. Heenan held a number of management and executive positions at Medtronic Inc., Control Data, Medical Industrial Capital, Clarus Medical, Bissell Healthcare Company and Camp Preston Group. He also serves on a number of public, private and advisory boards. He is a graduate of St. Ambrose College, with a B.S. in Physics, has attended University of Wisconsin — Madison and completed the Operations Management Program at Harvard University.

      Dennis J. Leisz, age 50, has served as Chairman of the Board of Directors since March 2003, and as a director of the Company since December 2002. Mr. Leisz is the founder of Wavecrest Corporation, a corporation that manufactures test and measurement projects for the design and production test of electrical optical components and systems, and has acted as its President and Chief Executive Officer since its inception in May 1985, and as its Treasurer since April 1992. From 1983 to 1985, Mr. Leisz served as Marketing Manager for the Test Systems Division of Micro Component Technology, Inc., a Shoreview, Minnesota manufacturer of semiconductor test equipment, where he was responsible for product marketing, new product development and applications engineering. Prior to 1983, Mr. Leisz managed marketing activities for FSI, a Chaska, Minnesota manufacturer of semiconductor processing equipment.

Directors Continuing in Office Until 2005 (Class III):

      Michael J. Evers, Ph.D., age 68, has served as a director of the Company since June 2003. Dr. Evers is Dean Emeritus and Professor of Strategic Management at the College of Business at the University of St. Thomas. He served as Dean of the Graduate School of Business from 1984 to 1995, growing the graduate programs and application-oriented education centers to be one of the largest graduate business schools in the United States. He was instrumental in the development of the Minneapolis campus of the University of St. Thomas. From 1998 to 2000, he served as interim President/Chief Executive Officer of the Minnesota Center for Corporate Responsibility and led the re-invention of the non-profit business association into the Center for Ethical Business Cultures, affiliated with St. Thomas and the University of Minnesota. Prior to his university positions, he held managerial positions in manufacturing, engineering, program management and marketing at North American Rockwell, McDonnell-Douglas, Emerson Electric and National Distribution Services, respectively. He served thirty years in the Active and Reserve U.S. Air Force as a Senior Contracting Officer and Detachment Commander, retiring in the rank of Colonel. He received his Ph.D., MBA and BBA from the University of Minnesota. He also currently serves on the Board of Directors for Minnesota Scientific, Inc., Wavecrest Corporation and Infinite Graphics, Inc.

      Anthony J. Fant, age 43, has served as a director of the Company since 1998. Mr. Fant served as the Company’s President, Chief Executive Officer and Chairman from November 1998 to March 2003. Mr. Fant has been a Director and the President and Chief Executive Officer of Fant Broadcasting Company (and various affiliated companies), which is engaged primarily in television and radio broadcasting, since 1986.

From 1986 to 1996, Fant Broadcasting Company acquired, built or managed a number of television and radio stations. Mr. Fant currently owns a number of businesses in diverse industries.

Directors Continuing in Office Until 2006 (Class I):

      Timothy F. Floeder, age 45, has served as a director of the Company since December 2002. Mr. Floeder is currently the Vice President of Business Development for Compex Technologies, Inc., a publicly-held company that is engaged in the manufacture and sale of healthcare products based upon electrical stimulation technologies designed to improve health, wellness, athletic performance and physical fitness. Mr. Floeder previously was an investment banker, most recently serving as Managing Director of Mergers and Acquisitions for Miller Johnson Steichen Kinnard, Inc., a regional investment securities firm, from October 1996 until September 2002. He also served in a variety of positions, including Chief Financial Officer and Director, for Parsons Electric Co., a large privately held regional electrical contractor and industrial products distributor, from 1984 to 1996, and held both public and private accounting positions from 1980 to 1984. Mr. Floeder is a CPA (inactive) and has received an MBA in finance from the Carlson School of Management, a BSB in accounting from the University of Minnesota, and completed the Management Executive Program at the Carlson School of Management.

      Mack V. Traynor, III, age 45, has served as the Company’s Chief Executive Officer and President since March 2003, and has served on the Board since 1998. Mr. Traynor currently serves as President of Manitou Investments, a private investment and business management firm, a position he has held since 1998. Although Mr. Traynor currently serves in such capacity with Manitou Investments, he devotes substantially all of his efforts to his duties and responsibilities at the Company. Since June 2003, Mr. Traynor has served on the Board of Directors of ACT Telecommunications, a publicly-held international teleconferencing service provider. Previously, Mr. Traynor served as President and Chief Executive Officer of Supreme Companies, Inc., a privately held landscape and grounds maintenance company, from February 2002 to September 2003. Mr. Traynor also previously served as Chief Executive Officer of Do The Good, Inc., a philanthropic software development company, from May 2001 until October 2001, and as Chief Financial Officer of 10K Partners, Inc., private investment company, from April 2000 until June 2000. Mr. Traynor served as President and Chief Executive Officer of NeoNetworks, a privately-held development stage company designing high-speed data communications equipment, from October 1998 to April 2000. Mr. Traynor was a director of Telident, Inc., a publicly-held telecommunications products and services company, from 1998 to 2000. Mr. Traynor also served as a director of Eltrax Systems, Inc., a publicly-held networking products and services company, from 1995 to 1999, serving as Chief Financial Officer from 1995 to 1996 and President, Chief Executive Officer and Chief Operating Officer from 1995 to 1997. Mr. Traynor served as President and Chief Operating Officer of Military Communications Center, Inc., a company that provided telecommunications services to U.S. Military personnel, from 1988 to 1995. He also served as President of U.S. West Enterprises, a division of U.S. West, Inc.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board Independence

      The Board has determined that each member of the Board, other than Mr. Traynor, the Company’s Chief Executive Officer and President, and Mr. Fant, the Company’s former Chairman, Chief Executive Officer and President, is “independent” in accordance with the NASDAQ Listing Standards.

Meetings of the Board

      During the fiscal year ended August 31, 2003 (“Fiscal 2003”), the Board held a total of seven meetings and took action by written action seven times. Each incumbent director, other than Mr. Fant, attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which each director served.

Certain Board Committees

      Audit Committee. The Audit Committee currently consists of Messrs. Floeder (Chairman), Leisz and Heenan and Dr. Evers, each of whom satisfies the audit committee independence standard under the Sarbanes-Oxley Act of 2002. The Board has determined that Mr. Floeder is an “audit committee financial expert,” as that term is defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee reviews the annual audit plan and results with the Company’s independent certified public accountants, reviews the Company’s financial statements and oversees the Company’s accounting and reporting practices. The Audit Committee held a total of six meetings during Fiscal 2003.

      Compensation Committee. The Compensation Committee, which currently consists of Messrs. Leisz (Chairman) and Heenan and Dr. Evers, each of whom is “independent” as that term is defined in the NASDAQ Marketplace Rules, is responsible for administering the Company’s equity compensation plans and for determining and reviewing executive compensation. The Compensation Committee held a total of two meetings during Fiscal 2003.

      Nominating Committee. During Fiscal 2003, the entire Board acted as the Company’s Nominating Committee. The function of the Nominating Committee is to recommend nominees to the Board. The Board met once during Fiscal 2003 to discuss and recommend nominees to the Board. In accordance with the recent amendments to the NASDAQ Listing Requirements, the Company will establish a Nominating Committee comprised solely of independent directors.

      The Board, acting as the Nominating Committee, will consider persons recommended by the Company’s shareholders as candidates for election as directors. Any shareholder wishing to make such a recommendation should submit their recommendation along with complete biographical data to Douglas J. Nesbit, Chief Financial Officer, at the Company’s address in accordance with the notice provisions set forth in the Company’s Amended and Restated Bylaws.

      Executive Committee. The Board dissolved the Company’s Executive Committee on March 19, 2003. The Executive Committee did not meet from the beginning of Fiscal 2003 to the date of dissolution.

Legal Proceedings

      On June 30, 2003, the Company commenced litigation against Mr. Fant in the State of Minnesota, Hennepin County District Court, Fourth Judicial District. The complaint alleged breach of contract, conversion, breach of fiduciary duty, unjust enrichment and corporate waste resulting from, among other things, Mr. Fant’s default on his promissory note to the Company and other loans and certain other matters. On August 12, 2003, the Company obtained a judgment against Mr. Fant on the breach of contract count in the amount of approximately $606,000. On August 12, 2003, the Court did not rule on the other counts in the complaint, reserving to a later time such determination. On November 24, 2003, the Court granted the Company an additional judgment against Mr. Fant in the amount of approximately $993,000 on the basis of the conversion, breach of fiduciary duty, unjust enrichment and corporate waste claims. The Company is engaged in efforts to collect on the judgment and it plans to continue to collect on the judgment in due course. As of December 16, 2003, the Company has obtained, through garnishments, in excess of approximately $112,000 from Mr. Fant’s accounts. Such amount partially reduces the judgment amount. The Company continues to seek to collect on the remaining judgment amount in Minnesota and other states where it is believed that Mr. Fant may have non-exempt and unencumbered assets.

Director Compensation

      Directors’ Fees. During Fiscal 2003, each non-employee director received an annual fee of $30,000. Audit committee members received an additional annual fee of $3,000, and compensation committee members received an additional annual fee of $2,000. No additional fees were paid for meeting attendance or to committee chairpersons. Employee directors receive no compensation for serving as a member of the Board.

      Directors’ Stock Options. Non-employee directors are entitled to participate in the Company’s 1998 Stock Option Plan for Non-Employee Directors, as amended (the “1998 Director Plan”). The 1998 Director Plan was adopted by the Company effective as of November 18, 1998, and approved by the shareholders of the Company at the Annual Meeting of Shareholders held on January 20, 1999.

      The 1998 Director Plan is administered by the full Board. The Board has the power to interpret the 1998 Director Plan, to determine all questions thereunder and to adopt and amend rules and regulations for the administration of the 1998 Director Plan. The Board has no authority, discretion or power, however, to determine the number or timing of options to be granted under the 1998 Director Plan.

      Subject to adjustment in the event of certain significant corporate transactions, the number of shares of Common Stock issued or transferred, plus the number of shares covered by outstanding options, under the 1998 Director Plan may not exceed 425,000 (including any shares remaining under the 1991 Stock Option Plan for Non-Employee Directors, as amended to date). Shares of Common Stock covered by an option that is cancelled or terminated will again be available to be issued or to be the subject of a stock option granted under the 1998 Director Plan. Effective as of November 18, 1998, each individual who was then a non-employee director was granted options to purchase 55,000 shares of Common Stock, subject to the approval of the adoption of the 1998 Director Plan by the shareholders of the Company. Thereafter, commencing with the 2000 Annual Meeting of Shareholders, each individual who is a non-employee director upon the adjournment of the annual meeting will automatically be granted options to purchase 10,000 shares of Common Stock, effective as of the date of such annual meeting. All of the options granted under the 1998 Director Plan will have an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant. Options granted under the 1998 Director Plan will become exercisable in full upon the earliest to occur of (i) the seventh anniversary of the date of grant, (ii) the first date after the date of grant on which the fair market value of the Common Stock (as adjusted to reflect any antidilution event) equals or exceeds $25.00 per share, (iii) the date of the non-employee director’s death or disability (as defined in the 1998 Director Plan), or (iv) the effective date of a change in control of the Company (as defined in the 1998 Director Plan).

      The exercise price of stock options granted under the 1998 Director Plan may be paid in cash, non-forfeitable, non-restricted shares of Common Stock that are already owned by the optionee or a combination of cash and such shares of Common Stock. Any grant may provide for deferred payment of the option price from the proceeds of sale through a broker of some or all of the shares of Common Stock to which the exercise relates. Shares of Common Stock issued pursuant to the 1998 Director Plan may be authorized but unissued shares or treasury stock. Fractional shares will not be issued in connection with the exercise of a stock option, and cash in lieu thereof will be paid by the Company. No option granted under the 1998 Director Plan may be exercised more than ten years from the date of grant. Options are not transferable other than (i) by will or the laws of descent or distribution, (ii) to one or more members of the non-employee director’s immediate family, or (iii) to a trust established for the benefit of the non-employee director and/or one or more members of his or her immediate family. In addition, options may not be exercised during a non-employee director’s lifetime except by (i) the non-employee director, (ii) a permitted transferee of the non-employee director, or (iii) in the event of the legal incapacity of the non-employee director or any such transferee, by the guardian or legal representative of the non-employee director or such transferee (as applicable) acting in a fiduciary capacity on behalf thereof under state law and court supervision.

      The Board may at any time amend or terminate the 1998 Director Plan. Notwithstanding the foregoing, (i) except for the adjustments described above, without the approval of the shareholders of the Company, no such amendment may increase the maximum number of shares covered by the 1998 Director Plan or cause the 1998 Director Plan or any grant made pursuant thereto to cease to satisfy any applicable condition of Rule 16b-3 under the Exchange Act, and (ii) no amendment or termination will adversely affect any outstanding award without the consent of the director holding such award.

      Options under the 1998 Director Plan are granted automatically. The number of options to be granted will depend on the number of non-employee directors elected to the Board and the timing of any such election. No options may be granted under the 1998 Director Plan after the tenth anniversary of its effective date. The options to purchase 55,000 shares of Common Stock granted to each of the non-employee directors as of

November 18, 1998, have an exercise price of $5.50 per share. On January 20, 2000, options to purchase 10,000 shares of Common Stock were granted to each of the non-employee directors with an exercise price of $10.75 per share. On January 24, 2001, options to purchase 10,000 shares of Common Stock were granted to each of the non-employee directors with an exercise price of $13.875 per share. On February 20, 2002, options to purchase 10,000 shares of Common Stock were granted to each of the non-employee directors with an exercise price of $5.95 per share. On February 5, 2003, options to purchase 10,000 shares of Common Stock were granted to each of the non-employee directors with an exercise price of $2.16 per share.

      Directors are also eligible to participate in the Company’s 1998 Stock Option Plan (the “1998 Option Plan”). For a description of the material terms of the 1998 Option Plan, see the section of this Proxy Statement entitled “Proposal No. 2 — Approval of Increase in Number of Shares Authorized for 1998 Option Plan.”

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth certain information regarding compensation paid during each of the Company’s last three fiscal years to its Chief Executive Officer, former Chief Executive Officer and each other executive officer whose total annual compensation for Fiscal 2003 (based on salary and bonus) exceeded $100,000 (the “Named Executive Officers”).

					Long-Term
		Annual Compensation			Compensation
					Securities
Name and	Fiscal			Other Annual	Underlying	Other
Principle Position	Year	Salary	Bonus	Compensation	Options	Compensation

Mack V. Traynor, III(1)	2003	$83,077	$25,000	—	110,000	—
Chief Executive Officer and	2002	—	—	—	—	—
President	2001	—	—	—	—	—

Anthony J. Fant(2)	2003	$116,389	—	—	—	$13,123	(3)
Former Chief Executive	2002	$199,992	—	—	120,000	$6,666	(4)
Officer, President and Chairman	2001	$187,497	—	—	100,000	$1,615	(5)

Stephen K. Petersen	2003	$118,337	—	—	20,000	$1,183	(6)
Vice President Operations	2002	$127,122	—	—	30,000	$826	(7)
	2001	$124,718	—	—	12,500	$1,772	(8)

Simon Hawksworth(9)	2003	$122,123	—	$17,013	75,000	$18,602	(10)
Vice President Sales and	2002	—	—	—	—	—
Marketing	2001	—	—	—	—	—

Scott M. Stole(11)	2003	$103,928	—	—	20,000	$799	(12)
Chief Technical Officer	2002	—	—	—	—	—
	2001	—	—	—	—	—

Steve E. Tondera, Jr.(13)	2003	$117,842	—	—	—	$35,972	(14)
Former Chief Financial	2002	$150,009	—	—	35,000	$1,471	(15)
Officer, Treasurer, Vice President Finance and Secretary	2001	$140,883	—	—	25,000	$2,563	(16)

(1)	Mr. Traynor was appointed to the positions of Chief Executive Officer and President on March 19, 2003.

(2)	Mr. Fant resigned from all executive officer positions with the Company on March 19, 2003. Mr. Fant remains a member of the Board.

(3)	Consists of $777 of matching contributions to the Company’s 401(k) and $12,346 paid on a leased vehicle used by Mr. Fant.

(4)	Consists of $865 of matching contributions to the Company’s 401(k) Plan and $5,801 paid on a leased vehicle used by Mr. Fant.

(5)	Consists of matching contributions to the Company’s 401(k) Plan.

(6)	Consists of matching contributions to the Company’s 401(k) Plan.

(7)	Consists of matching contributions to the Company’s 401(k) Plan.

(8)	Consists of matching contributions to the Company’s 401(k) Plan.

(9)	Mr. Hawksworth was appointed to the position of Vice President Sales and Marketing on September 3, 2002.

(10)	Consists of moving expense reimbursements.

(11)	Dr. Stole was appointed to the position of Chief Technical Officer on June 20, 2003.

(12)	Consists of matching contributions to the Company’s 401(k) Plan.

(13)	Mr. Tondera resigned from all executive officer positions with the Company and resigned as a member of the Board on June 20, 2003.

(14)	Consists of $1,640 of matching contributions to the Company’s 401(k) Plan and $34,332 paid to Mr. Tondera on July 13, 2003, under the terms of the Confidential Separation Agreement and Release, dated June 20, 2003, by and between Mr. Tondera and the Company, which is described below in the section entitled “Employment Contracts, Termination of Employment and Change-in-Control Agreements.”

(15)	Consists of matching contributions to the Company’s 401(k) Plan.

(16)	Consists of matching contributions to the Company’s 401(k) Plan.

Options Granted During Fiscal 2003

      The following table sets forth certain information regarding grants of stock options to the Named Executive Officers during Fiscal 2003 pursuant to the 1989 Plan and the 1998 Plan.

					Potential Realizable
					Value of Assumed
	Number of				Annual Rates of Stock
	Shares	% of Total			Price Appreciation for
	Underlying	Options Granted	Exercise of		Option Term(2)
	Options	to Employees in	Base Price	Expiration
Name	Granted(#)	Fiscal 2003	($/Share)(1)	Date	5%($)	10%($)

Mack V. Traynor, III	110,000 (3)	21.2%	(3)	(3)	$119,238	$302,174

Anthony J. Fant(4)	—	—	—	—	—	—

Stephen K. Petersen	20,000 (5)	3.9%	$4.38	08/25/13	$55,091	$139,612

Simon Hawksworth	75,000 (6)	14.5%	(6)	(6)	$167,129	$423,537

Scott M. Stole	20,000 (7)	3.9%	$4.38	08/25/13	$55,091	$139,612

Steve E. Tondera, Jr.(8)	—	—	—	—	—	—

(1)	All options are granted at the fair market value of the common shares at the date of grant.

(2)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC and do not represent the Company’s estimates or projections of the future prices of its Common Stock. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

(3)	These options were granted to Mr. Traynor in two separate grants: (i) 10,000 options were granted on February 5, 2003, at an exercise price per share of $2.16, with an expiration date of February 5, 2013, and will become exercisable on the earlier of (a) the seventh anniversary of the date of grant, (b) the first date on which the closing price of the Company’s Common Stock has equaled or exceeded $25 for at least five consecutive trading days, (c) the date of Mr. Traynor’s death or disability, or (d) the effective date of a “change in control,” as that term is defined in the 1998 Director Plan; and (ii) 100,000 options were granted on March 19, 2003, at an exercise price of $1.68, with an expiration date of March 19, 2013, and will become exercisable in installments of 59,523 on March 19, 2004, and 40,477 on March 19, 2005.

(4)	Mr. Fant resigned from all executive officer positions with the Company on March 19, 2003. Mr. Fant remains a member of the Board.

(5)	These options were granted on August 25, 2003, and will be exercisable in three equal installments on each of August 25, 2004, 2005 and 2006.

(6)	These options were granted to Mr. Hawksworth in two separate grants: (i) 25,000 options were granted on March 20, 2003, at an exercise price per share of $1.87, with an expiration date of March 20, 2013, and will become exercisable in three equal installments on each of March 20, 2004, 2005 and 2006.; and (ii) 50,000 options were granted on August 25, 2003, at an exercise price of $4.38, with an expiration date of August 25, 2013, and will be exercisable in three equal installments on each of August 25, 2004, 2005 and 2006.

(7)	These options were granted on August 25, 2003, and will be exercisable in three equal installments on each of August 25, 2004, 2005 and 2006.

(8)	Mr. Tondera resigned from all executive officer positions with the Company and resigned as a member of the Board on June 20, 2003.

Aggregated Option Exercises During Fiscal 2003 and Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised	Value of Unexercised
	Shares		Options at	In-the-Money Options
	Acquired on	Value	Fiscal Year-End	at Fiscal Year-End($)
Name	Exercise(#)	Realized($)	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

Mack V. Traynor, III	0	$0	75,000/75,000	$100,800/88,800

Anthony J. Fant(2)	0	$0	0/0	$0/$0

Stephen K. Petersen	0	$0	34,900/61,100	$0/$0

Simon Hawksworth	0	$0	0/75,000	$0/$0

Scott Stole	0	$0	6,063/44,437	$0/$0

Steve E. Tondera, Jr.(3)	0	$0	45,000/0	$0/$0

(1)	Calculated as the difference between the closing price of the Company’s common stock on August 31, 2002, which was $5.05, and the option exercise price multiplied by the number of shares exercisable/unexercisable. Since the option price was greater than the closing price on August 31, 2002, the value is $0.

(2)	Mr. Fant resigned from all executive officer positions with the Company on March 19, 2003. Mr. Fant remains a member of the Board.

(3)	Mr. Tondera resigned from all executive officer positions with the Company and resigned as a member of the Board on June 20, 2003.

Stock Option Plans

      In addition to the 1998 Director Plan, the Company has adopted, and the shareholders have approved, two stock option plans pursuant to which the Company may provide stock-based awards to its officers, directors, employees and consultants. The Compensation Committee administers these plans and determines to whom awards are to be granted and the terms and conditions, including the number of shares and the period of exercisability, thereof.

      1998 Stock Option Plan. The Company’s 1998 Stock Option Plan (the “1998 Option Plan”) authorizes the grant of option rights, stock appreciation rights, awards of restricted shares and awards of deferred shares. The number of shares of Common Stock that may be issued or transferred and covered by outstanding awards granted under the 1998 Option Plan may not in the aggregate exceed 1,300,000 shares. For a description of the material terms of the 1998 Option Plan, see the section of this Proxy Statement entitled “Proposal No. 2 — Approval of Increase in Number of Shares Authorized for 1998 Option Plan.”

      1989 Omnibus Stock Compensation Plan. The 1989 Omnibus Stock Compensation Plan (the “1989 Option Plan”) provides for grants of both incentive stock options, intended to qualify as such under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and non-statutory stock options, stock appreciation rights, restricted stock, deferred stock, stock purchase rights and other stock-based awards. Except for the authority to grant incentive stock options, which expired in 1999, the 1989 Option Plan has no expiration date but may be terminated by the Board at any time, subject to the rights of the holders of options or other awards previously granted under the 1989 Option Plan. The number of shares of Common Stock that may be issued or transferred and covered by outstanding awards granted under the 1989 Option Plan may not in the aggregate exceed 2,000,000 shares.

Report of the Compensation Committee on Executive Compensation

      Decisions on compensation of the Company’s executive officers generally have been made by the Compensation Committee of the Board. The current members of the Compensation Committee are Messers. Heenan and Leisz and Dr. Evers. Mr. Heenan and Dr. Evers were appointed to the Compensation Committee effective with their appointment to the Board on June 20, 2003.

      Pursuant to SEC rules designed to enhance disclosure of the Company’s policies toward executive compensation, set forth below is a report prepared by the Compensation Committee of the Board addressing the Company’s compensation policies for the fiscal year ended August 31, 2003, as they affected the Company’s executive officers.

      The Compensation Committee’s executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company’s annual objectives and long-term goals, reward above average corporate performance, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives. Executive compensation is set at levels that the Compensation Committee believes to be competitive with those offered by employers of comparable size, growth and profitability in the Company’s industry.

      There are three elements in the Company’s executive compensation program, each of which is determined by individual and corporate performance: base salary compensation, annual incentive compensation and long-term incentive compensation. Base salary compensation is determined by the potential impact the individual may have on the Company, the skills and experience required by the job, comparisons with companies similar to HEI and the performance and potential of the incumbent in the job.

      Long-term incentive compensation, pursuant to the Company’s 1998 Employee Stock Option Plan, to the Chief Executive Officer, as well as other executive officers, including the Named Executive Officers, is designed to integrate compensation with the Company’s annual objectives and long-term goals, reward above-average corporate performance, recognize individual initiative and achievements, assist in the retention of executives and align the long-term interests of management with those of the Company’s shareholders. The Compensation Committee makes recommendations to the Board regarding the granting of restricted stock awards and stock option grants to executives officers, including Named Executive Officers, and key personnel. Awards vest and options become exercisable based upon criteria established by the Company.

      During Fiscal 2003, the Compensation Committee made awards of incentive stock options to certain of the Company’s executive officers as follows: Mack V. Traynor, III, Chief Executive Officer — 100,000; Stephen K. Petersen, Vice President Operations — 20,000; Simon Hawksworth, Vice President Sales and Marketing — 75,000; Scott M. Stole, Chief Technical Officer — 20,000; James Vetricek, Vice President Advanced Medical Operations — 75,000; and Douglas Nesbit, Chief Financial Officer — 75,000. The Compensation Committee also recommended that stock options be granted to certain other non-executive officers of the Company.

      The compensation of Mr. Traynor, who served as the Company’s Chief Executive Officer from March 19, 2003, to the end of Fiscal 2003, was determined by applying a process and philosophy similar to that of other executive officers. In Fiscal 2003, Mr. Traynor received a base salary of $200,000. Mr. Traynor also received a sign-on bonus in the amount of $25,000. As noted above, Mr. Traynor was also granted an option to acquire 100,000 shares of Common Stock at an exercise price equal to $1.68 per share, the fair market value of the Common Stock on the grant date. The options will become exercisable in installments of 59,523 on March 19, 2004, and 40,477 on March 19, 2005.

      The Compensation Committee does not anticipate that any of the compensation payable to executive officers of the Company in the coming year will exceed the limits and deductibilities set forth in section 162(m) of the Code. The Compensation Committee has not established a policy regarding compensation in excess of these limits, but will continue to monitor this issue.

Michael J. Evers
George M. Heenan
Dennis J. Leisz

Compensation Committee Interlocks and Insider Participation

      No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries. Mr. Traynor, the Company’s Chief Executive Officer and President, is a director of Wavecrest Corporation. Mr. Leisz, a director of the Company and member of the Company’s Compensation Committee, is the Chief Executive Officer and President of Wavecrest Corporation. No other executive officer of the Company serves as an officer, director or member of a compensation committee of any entity whose executive officer or director is a director of the Company.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

      The following line graph compares the cumulative total shareholder return on the Company’s Common Stock to the cumulative total return of the Russell 2000 (RUT) and the PHGILASemiCon (SOXX) Index for the last five years. Returns are based on a $100 investment on August 31, 1998, and are calculated assuming reinvestment of dividends during the period presented. The Company has not paid any dividends.

EMPLOYMENT CONTRACTS, TERMINATIONS OF EMPLOYMENT

AND CHANGE-IN-CONTROL ARRANGEMENTS

Employment Contracts

      Effective October 1, 2003, HEI entered into an employment agreements with Mr. Petersen, Dr. Stole and Mr. Hawksworth. The agreement with Mr. Petersen provides for Mr. Petersen’s employment as Vice President of Operations and an annualized base salary of $140,000. The agreement with Dr. Stole provides for Dr. Stole’s employment as Chief Technical Officer and an annualized base salary of $125,000. The Agreement with Mr. Hawksworth provides for Mr. Hawksworth’s employment as Vice President of Sales and Marketing and an annualized base salary of $140,000. Each of these agreements provides that such salary may be adjusted from time to time by the Company’s based on the employee’s performance and the Company’s business and financial situation.

      Each of these agreements further provides for annually-renewable one year terms. The Company may elect not to renew the agreement by providing the employee with 30 days advance written notice of non-renewal prior to the expiration of a given term. In addition, during any renewable one year term, each such agreement may be terminated (a) by the Company for Cause (as that term is defined in each such agreement); (b) by the Company without Cause; (c) upon the death, disability (as defined in each such agreement) or incapacity of the employee; (d) by the employee within six months of a Change of Control (as defined in each such agreement) upon providing 30 days advance written notice to the Company; and (e) by the employee at any time upon providing 90 days advance written notice to the Company. In the event that any of Mr. Petersen, Dr. Stole or Mr. Hawksworth are terminated by the Company without Cause, such person may be entitled to receive monthly severance payments equal to 1/12th of his annualized base salary at the time of termination, less applicable withholdings, for up to the earlier of (a) three months from his termination date or (b) the date on which he begins earning income from other work activities. In the event that any of Mr. Petersen, Dr. Stole or Mr. Hawksworth terminates his employment within six months of a Change of Control, such person may be entitled to receive monthly severance payments equal to 1/12th of his annualized base salary at the time of termination for up to the earlier of (a) twelve months from his termination date or (b) the date on which he begins earning income from other work activities. To obtain this severance pay in either termination situation, each of Mr. Petersen, Dr. Stole and Mr. Hawksworth must meet various conditions set out in their respective employment agreements, including but not limited to signing a satisfactory separation and release agreement.

      Each of these agreements contain standard confidential information and invention assignment provisions, as well as 18 month post-employment noncompete and nonsolicitation provisions. Each of the agreements also contain an arbitration clause.

Separation Agreement

      Effective June 20, 2003, the Company entered into a Separation Agreement and Release with Mr. Tondera (the “Separation Agreement”), pursuant to which Mr. Tondera resigned all employment and all roles with the Company, including his position as Chief Financial Officer and any Board of Director position or role, effective June 20, 2003. Under the Separation Agreement, the Company agreed to pay Mr. Tondera a separation payment of $37,000, less applicable withholdings, and further agreed to pay Mr. Tondera’s monthly health, dental, and life insurance premiums for the period of June 20, 2003, through August 31, 2003. The Separation Agreement provided that the Company and Mr. Tondera would have a consulting relationship for the five month period of July 1, 2003, through November 30, 2003. During the consulting period, Mr. Tondera agreed to provide financial consulting services to the Company as an independent contractor, and the Company agreed to pay Mr. Tondera a monthly consulting fee of $14,425 for his consulting services and to reimburse Mr. Tondera for certain reasonable expenses approved in advance by the Company. In addition, the Company agreed to pay Mr. Tondera an additional sum of $14,425 upon his signing of the Separation Agreement.

      The Separation Agreement provides that Mr. Tondera remains obligated to pay the Company the total amount owed under his Promissory Note, dated April 2, 2001, as amended on July 17, 2002, and further provides that Mr. Tondera will make monthly installment payments toward the note in the amount of $9,166.66 immediately upon receipt of consulting payments made to him by the Company. The Separation Agreement further provides that Mr. Tondera will remain obligated to comply with his obligations under that certain HEI Nondisclosure and Noncompete Agreement, dated January 20, 1999, between the Company and Mr. Tondera. The Separation Agreement also contains a provision setting forth Mr. Tondera’s release of all claims, known or unknown, against the Company, as well as the Company’s release of all then-known claims against Mr. Tondera.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Company holds promissory notes from the following individuals in the following principal amounts: Mr. Traynor (Chief Executive Officer and President) — $302,500; and Mr. Tondera (Former Chief Financial Officer, Treasurer, Vice President Finance and Corporate Secretary) — $18,333. Each of these promissory notes, dated April 2, 2001, and amended on July 17, 2003, were issued in exchange for a loan from the Company that each person used to exercise options to purchase Common Stock. Interest on each of these promissory notes is paid annually in arrears on the unpaid balance from the date of the promissory note. In accordance with generally accepted accounting principles, the rate of interest on these notes is a fair value rate based on each borrower’s incremental floating rate for a similar loan. The term of each of these promissory notes is five years and each is due and payable on April 2, 2006. Interest only payments are required for the first two years, with annual installments plus interest to be paid for the remainder of the term.

      The Company previously held a similar promissory note from Mr. Fant, the Company’s Former Chairman of the Board, Chief Executive Officer and President and a current director of the Company, in the amount of approximately $587,000. Mr. Fant defaulted on such promissory note by failing to make the interest only payment that was due on April 2, 2003. On June 30, 2003, the Company commenced litigation against Mr. Fant for, among other things, the default on such promissory note. On August 12, 2003, the Company obtained a judgment against Mr. Fant on for the amount due under the promissory note. Subsequently, the Company received an additional judgment against Mr. Fant in the amount of approximately $993,000 for other claims. The Company is engaged in efforts to collect on the judgment and plan to continue to collect on the judgment in due course. The Company has obtained, through garnishments, in excess of approximately $112,000 from Mr. Fant’s accounts. Such amount partially reduces the judgment amount. The Company will continue to seek to collect on the remaining judgment amount in Minnesota and other states where it is believed that Mr. Fant may have non-exempt and unencumbered assets.

AUDIT COMMITTEE REPORT

      The following Audit Committee Report will not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under the Securities Act or the Exchange Act.

      The current members of the Audit Committee are Messrs. Floeder (Chairman), Leisz and Heenan and Dr. Evers, each of whom is independent as that term is defined in the NASDAQ listing standards and satisfies the audit committee independence standard under the Sarbanes-Oxley Act of 2002. Each of Messrs. Floeder and Leisz were appointed to the Audit Committee effective as of December 12, 2002, and each of Mr. Heenan and Dr. Evers were appointed to the Audit Committee effective as of June 20, 2003. The Audit Committee held four meetings during Fiscal 2003. The Audit Committee operates under a written Audit Committee Charter that was approved by the Company’s Board on November 27, 2001, and included with the proxy statement for the Company’s 2002 Annual Meeting of Shareholders. The Audit Committee has reviewed and discussed the audited financial statements for Fiscal 2003 with the management of the Company. Additionally, the Audit Committee has discussed with the independent auditors the matters required by SAS No. 61. The Audit Committee also has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 and has discussed with the independent auditors the independent auditors’ independence. Based on the discussions and reviews noted above, the Audit Committee recommended to the Company’s Board that the audited financials be included in the Company’s Annual Report on Form 10-K for Fiscal 2003.

Audit Fees

      The following table presents fees for professional audit services billed by KPMG LLP for the audit of the Company’s annual financial statements during the fiscal years ended August 31, 2002 and 2003, and fees billed for other services rendered by KPMG LLP.

	2002	2003

Audit Fees(1)	$96,500	$443,090

Audit Related Fees(2)	$7,500	$12,000

Tax Fees	—	—

All Other Fees	—	—

Total Fees	$104,000	$445,090

(1)	2003 audit fees include $361,849 related to the three-year AMO SEC Rule 3-05 audits and interim reviews filed with the SEC.

(2)	Audit related fees consisted principally of fees for audits of financial statements of an employee benefit plan.

      The Audit Committee has considered and does not believe the provision of such other services is incompatible with maintaining KPMG LLP’s independence.

Timothy F. Floeder (Chairman)
Michael J. Evers
George M. Heenan
Dennis J. Leisz

PROPOSAL NO. 2

APPROVAL OF INCREASE IN NUMBER OF SHARES AUTHORIZED FOR 1998 OPTION PLAN

      Any person who is, or has agreed to become, an officer, director or key employee of the Company is eligible to participate in the 1998 Option Plan. As of December 16, 2003, the total number of officers, directors and full-time employees of the Company was 289. The Compensation Committee determines which officers, directors and key employees of the Company will participate in the 1998 Option Plan each year. The 1998 Stock Option Plan was adopted by the Company effective as of November 18, 1998, and approved by the shareholders of the Company at the Company’s 1999 Annual Meeting of Shareholders. As originally adopted, and approved by shareholders, 400,000 shares of the Company’s Common Stock were reserved for issuance under the 1998 Option Plan. Subsequently, the Board and shareholders approved increases in the number of shares of Common Stock to be issued under the 1998 Option Plan of 200,000, 400,000, and 300,000, respectively. The Board has approved, and is recommending, an increase in the number of shares of Common Stock that may be issued under the 1998 Option Plan of 350,000.

Proposed Increase in Number of Shares

      The 1998 Option Plan authorizes the grant of options to purchase shares of Common Stock (“Option Rights”), stock appreciation rights (“Appreciation Rights”), restricted shares (“Restricted Shares”) and deferred shares (“Deferred Shares”). A maximum of 1,300,000 shares of Common Stock is currently authorized to be issued under the 1998 Option Plan. As of the end of Fiscal 2003, all but 76,825 shares had been issued or were subject to currently outstanding Option Rights. Since adoption of the 1998 Option Plan, 131,575 shares of Common Stock have been issued upon exercise of Option Rights.

      The Board and the Compensation Committee believe that granting awards of Option Rights, Appreciation Rights, Restricted Share and Deferred Shares is important to attract and retain qualified officers, directors, employees and consultants, and to motivate such persons to produce a superior return for the shareholders of the Company. Awards of Option Rights, Restricted Shares and Deferred Shares (and, in some cases, Appreciation Rights) enable such persons to acquire shares of Common Stock, thereby increasing their personal involvement in the Company, offering them an opportunity to realize stock appreciation and rewarding them for achieving a high level of corporate financial performance. Awards of Option Rights, Appreciation Rights, Restricted Shares and Deferred Shares also enable the Company to obtain and retain the services of, and compensate, officers, directors, employees and consultants without depleting the Company’s cash resources.

      In order to have sufficient shares available for issuance under the 1998 Option Plan, the Board has recommended that the number of shares of Common Stock reserved and available for issuance under the 1998 Option Plan be increased by 350,000.

Description of Material Terms of the 1998 Option Plan

      The Compensation Committee may grant Option Rights that entitle the participant to purchase shares of Common Stock on such terms and conditions as the Compensation Committee may determine at the time of grant. No participant may be granted Option Rights and Appreciation Rights, in the aggregate, for more than 200,000 shares during any calendar year. Each award of Option Rights must specify an “option price,” or the price per share of Common Stock, which may not be less than fair market value on the date of grant. The Compensation Committee may provide that the option price is payable at the time of exercise (i) in cash, (ii) by the transfer to the Company of non-forfeitable, non-restricted shares of Common Stock that are already owned by the participant, (iii) with any other legal consideration the Compensation Committee may deem appropriate, or (iv) by any combination of such methods of payment. Any grant may provide for deferred payment of the option price from the proceeds of sale through a broker of some or all of the shares of Common Stock to which the exercise relates. Any grant may provide for automatic grant of reload option rights upon the exercise of Option Rights, including reload option rights, for shares of Common Stock or any other non-cash consideration authorized under the 1998 Option Plan, except that the term of any reload option right will not extend beyond the term of the Option Right originally exercised. Option Rights granted under the 1998 Option Plan may be Option Rights that are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code, or Option Rights that are not intended to so qualify. With respect to grants of “incentive stock options” to a holder of 10% or more of the shares of Common Stock of the Company, the option price may not be less than 110% of the fair market value on the date of grant. Any award of Option Rights may provide for the payment of dividend equivalents to the participant on a current, deferred or contingent basis or may provide that dividend equivalents be credited against the option price. No Option Right may be exercised more than ten years from the date of grant. Each grant must specify the period of continuous employment with, or continuous engagement of consulting services by, the Company or any subsidiary that is necessary and/or the individual or aggregate performance criteria that must be satisfied before the Option Rights will become exercisable. Each award of Options Rights may also provide for the earlier exercise of the Option Rights in the event of a change of control of the Company or other similar transaction or event. Successive grants may be made to the same participant regardless of whether Option Rights previously granted to him or her remain unexercised.

      An Appreciation Right represents the right to receive from the Company an amount, which is determined by the Compensation Committee and expressed as a percentage (not exceeding 100%) of the “spread,” as that term is defined in the 1998 Option Plan, at the time of the exercise of an Appreciation Right. Appreciation Rights granted under the 1998 Option Plan may be either freestanding Appreciation Rights or tandem Appreciation Rights. In the case of a freestanding Appreciation Right, the spread will be the amount by which the market value per share of Common Stock on the date when the Appreciation Right is exercised exceeds the base price specified in the Appreciation Right. In the case of a tandem Appreciation Right, the spread is the amount by which the market value per share of Common Stock on the date when the Appreciation Right is exercised exceeds the option price specified in the Appreciation Right. Tandem Appreciation Rights may only be exercised (i) at a time when the related Option Right is exercisable and the spread is positive, and (ii) by the surrender of the related Option Right for cancellation. A free-standing Appreciation Right (i) must specify a base price per share of Common Stock, which may be equal to or greater or less than the fair market value of a share of Common Stock on the date of grant, and (ii) may not be exercised more than ten years from the date of grant. Successive grants of freestanding Appreciation Rights may be made to the same participant, regardless of whether any freestanding Appreciation Rights previously granted remain outstanding. Any grant of Appreciation Rights must specify the period or periods of continuous employment, or continuous engagement of the consulting services, of the participant by the Company or any subsidiary that are necessary and/or the individual or aggregate performance criteria that must be satisfied before the Appreciation Rights will become exercisable, and permissible dates or periods on or during which Appreciation Rights will be exercisable. Any grant of Appreciation Rights may specify that the amount payable by the Company upon the exercise may be paid in cash, in shares of Common Stock or a combination thereof, and may either grant to the participant or reserve to the Compensation Committee the right to elect among those alternatives, or preclude the right of the participant to receive, and the Company to issue, shares of Common Stock or other equity securities in lieu of cash. In addition, any grant may specify that the Appreciation Right may be exercised only in the event of a change in control of the Company. Subject to adjustment as provided in the 1998 Option Plan, no participant shall be granted Option Rights and Appreciation Rights, in the aggregate, for more than 200,000 shares of Common Stock during any calendar year. The Compensation Committee may provide with respect to any grant of Appreciation Rights for the payment of dividend equivalents thereon in cash or Common Stock on a current, deferred or contingent basis.

      An award of Restricted Shares involves the immediate transfer by the Company of the ownership of shares of Common Stock to a participant in consideration of the performance of services. The participant is immediately entitled to voting, dividend and other ownership rights in the shares of Common Stock, subject to the substantial risk of forfeiture and restrictions. The transfer may be made without additional consideration from the participant or for consideration in an amount that is less than the fair market value of the shares of Common Stock on the date of grant, as the Compensation Committee may determine. Restricted Shares must be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, for a period to be determined by the Compensation Committee on the date of grant. In order to enforce these forfeiture provisions, during the period for which the substantial risk of forfeiture is to continue, the transferability of Restricted Shares will be prohibited or restricted in a manner and to the extent prescribed by the Compensation Committee on the date of grant. The Compensation Committee may provide for a shorter period during which the substantial risk of forfeiture provisions are to apply in the event of a change in control of the Company or other similar transaction or event.

      An award of Deferred Shares constitutes an agreement by the Company to deliver shares of Common Stock to the participant in the future in consideration of the performance of services, subject to the fulfillment of such conditions during the “deferral period,” as that term is defined in the 1998 Option Plan, as the Compensation Committee may specify. During the deferral period, the participant (i) has not right to transfer any rights covered by the award, (ii) has no rights of ownership in the Deferred Shares, and (iii) has no right to vote the Deferred Shares covered by the award. On or after the date of any award of Deferred Shares, the Compensation Committee may authorize the payment of dividend equivalents on Deferred Shares in cash or additional shares of Common Stock on a current, deferred or contingent basis. Awards of Deferred Shares may be made without additional consideration or for consideration in an amount that is less than the fair market value of the shares of Common Stock on the date of grant. Deferred Shares must be subject to a deferral period, as determined by the Compensation Committee on the date of grant, except that the Compensation Committee may provide for an earlier termination of the deferral period in the event of a change in control of the Company or other similar transaction or event.

      No Option Right or Appreciation Right is transferable by a participant except (i) by will or the laws of descent and distribution, (ii) to one or more members of the participant’s immediate family, or (iii) to a trust established for the benefit of the participant and/or one or more members of the participant’s immediate family. In addition, Option Rights and Appreciation Rights may not be exercised during a participant’s lifetime except by (i) the participant, (ii) a permitted transferee of the participant, or (iii) in the event of the legal incapacity of the participant or any such transferee, by the guardian or legal representative of the participant or such transferee (as applicable) acting in a fiduciary capacity on behalf thereof under state law and court supervision. The Compensation Committee may specify at the date of grant that all or any part of the shares of Common Stock that are to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights or upon the termination of the deferral period applicable to Deferred Shares, or are to be no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in the 1998 Option Plan with respect to Restricted Shares, are subject to further restrictions on transfer.

      The maximum number of shares of Common Stock that may be issued or transferred under the 1998 Option Plan, the number of shares of Common Stock covered by outstanding Option Rights or Appreciation Rights and the option prices or base prices per share applicable thereto, and the number of shares of Common Stock covered by outstanding awards of Deferred Shares, are subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spin-offs, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events. In the event of any such transaction or event, the Compensation Committee may in its discretion provide in substitution for any or all outstanding awards under the 1998 Option Plan such alternative consideration as it may in good faith determine to be equitable in the circumstances and may require the surrender of all awards so replaced. The Compensation Committee may also, as it determines to be appropriate in order to reflect any such transaction or event, make or provide for such adjustments in the number of shares of Common Stock that may be issued or transferred and covered by outstanding awards under the 1998 Option Plan and the number of shares of Common Stock permitted to be covered by Option Rights and Appreciation Rights, granted to any one participant during any calendar year.

      The 1998 Option Plan is administered by the Compensation Committee or, in the absence of a compensation committee, by the Board. At any time that awards under the 1998 Option Plan are subject to Rule 16b-3 of the Exchange Act, each member of the Compensation Committee must be a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act. Additionally, at any time that the Company is subject to Section 162(m) of the Code, each member of the Compensation Committee must be an “outside director,” within the meaning of Section 162(m). In connection with its administration of the 1998 Option Plan, the Compensation Committee is authorized to interpret the 1998 Option Plan and related agreements and other documents. The Compensation Committee may make grants to participants under any or a combination of all of the various categories of awards that are authorized under the 1998 Option Plan, and may condition the grant of awards on the surrender or deferral by the participant of the participant’s right to receive a cash bonus or other compensation otherwise payable by the Company or a subsidiary to the participant. The 1998 Option Plan may be amended from time to time by the Compensation Committee. However, the Compensation Committee may not, without further approval by the shareholders of the Company, amend the 1998 Option Plan to (i) increase the aggregate number of shares of Common Stock that may be issued or transferred and covered by outstanding awards, (ii) increase the number of shares of Common Stock that may be granted to any participant in any calendar year, or (ii) otherwise cause Rule 16b-3 of the Exchange Act to cease to be applicable to the 1998 Option Plan.

      Certain Federal Tax Consequences

      The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 1998 Option Plan based on federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

      In general: (i) no income will be recognized by an optionee at the time a nonqualified Option Right is granted; (ii) at the time of exercise of a nonqualified Option Right, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares if they are non-restricted on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a nonqualified Option Right, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held. No income generally will be recognized by an optionee upon the grant or qualifying exercise of an incentive stock option. However, for purposes of calculating the optionee’s alternative minimum tax, if any, the difference between the fair market value of the shares of Common Stock at exercise and the option exercise price constitutes an item of adjustment. If shares of Common Stock are issued to an optionee pursuant to the exercise of an incentive stock option and no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss. If shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares in a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term gain (or loss) depending on the holding period. No income will be recognized by a participant in connection with the grant of an Appreciation Right. When the Appreciation Right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of any cash, and the fair market value of any non-restricted shares of Common Stock, received pursuant to the exercise. A recipient of Restricted Shares generally will be subject to tax at ordinary income rates on the fair market value of the Restricted Shares reduced by any amount paid by the recipient at such time as the shares are no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the shares (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election has not been made, any dividends received with respect to Restricted Shares that are subject at that time to a substantial risk of forfeiture and restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient. No income generally will be recognized upon the grant of Deferred Shares. The recipient of a grant of Deferred Shares generally will be subject to tax at ordinary income rates on the fair market value of non-restricted shares of Common Stock on the date that the Deferred Shares are transferred to him or her, reduced by any amount paid by him or her, and the capital gains or loss holding period for the Deferred Shares will also commence on that date.

      To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, (i) the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1.0 million limitation on certain executive compensation, and (ii) any applicable reporting obligations are satisfied.

New Plan Benefit Information

      Any future benefits granted under the 1998 Option Plan will be made at the discretion of the Company’s Compensation Committee and, accordingly, are not determinable at this time.

Required Vote; Board Recommendation

      The affirmative vote of a majority of the number of shares of Common Stock entitled to vote and represented at the Annual Meeting, in person or by proxy, is required for the approval of the increase by 350,000 in the number of shares of Common Stock reserved and available for issuance under the 1998 Option Plan.

      THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

      Unless you specify otherwise, it is the intention of the persons named in the accompanying Proxy to vote FOR the increase in the number of shares of Common Stock reserved and available for issuance under the 1998 Option Plan.

EQUITY COMPENSATION PLANS

      The following table sets forth certain information about the Common Stock that may be issued upon the exercise of options, warrants and rights under all of the existing equity compensation plans as of August 31, 2003.

Equity Compensation Plan Information

Number of Shares
	Number of Shares		Remaining Available for
	to be Issued	Weighted-Average	Future Issuance Under
	Upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Shares Reflected
Plan Category	Warrants and Rights	Warrants and Rights	in the First Column)

Equity Plan Compensation Plans Approved By Stockholders	1,447,100	$7.05	275,366

Equity Plan Compensation Plans Not Approved By Stockholders	N/A	N/A	N/A

Total	1,447,100	$7.05	275,366

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires that the Company’s directors, executive officers and certain shareholders file reports of ownership and changes in ownership of the Company’s Common Stock with the Securities and Exchange Commission. To the Company’s knowledge, based on a review of the copies of such reports furnished to the Company, each director and executive officer did not timely file at least one Form 3, 4 or 5 during Fiscal 2003. All such reports will be filed by the directors and executive officers.

RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      KPMG LLP, independent certified public accountants, have been the auditors for the Company since fiscal 1998. The Audit Committee of the Board of Directors has selected KPMG LLP as the Company’s independent certified public accountants and to serve as auditors for the Company’s current fiscal year. Representatives of KPMG LLP are expected to be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

      In order to be eligible for inclusion in the Company’s proxy materials for the 2005 Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Company’s executive offices, 1495 Steiger Lake Lane, Victoria, Minnesota, 55386, no later than Wednesday, September 3, 2004. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act. Shareholders who intend to present a proposal at next year’s Annual Meeting of Shareholders without including such proposal in the Company’s proxy statement must provide the Company with notice of such proposal (i) not less than 50 days prior to the date of 2005 Annual Meeting of Shareholders, or (ii) in the event that less than 60 days notice or prior public disclosure of the date of the 2005 Annual Meeting of Shareholders is given or made to shareholders, notice by the shareholder must be received no later than the close of business on the tenth day following the first date on which notice of the date of the 2005 Annual Meeting of Shareholders was mailed or publicly disclosed. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

AVAILABILITY OF REPORT ON FORM 10-K

      Additional copies of the Company’s 2003 Annual Report on Form 10-K may be obtained without charge by writing to Douglas J. Nesbit, Chief Financial Officer, 1495 Steiger Lake Lane, Victoria, Minnesota, 55386.

OTHER MATTERS

      The Board does not intend to present any business to the meeting other than as specifically set forth in the Notice of Annual Meeting of Shareholders and currently knows of no other business to come before the meeting. If any other matters are properly brought before the meeting, the Proxies will vote on such matters in accordance with their judgment of the best interests of HEI.

By Order of the Board of Directors,
Douglas J. Nesbit
Chief Financial Officer

Dated: December 29, 2003

HEI, Inc.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, February 11, 2004
3:00 p.m., CST
Minneapolis Marriott Southwest
5801 Opus Parkway
Minnetonka, Minnesota 55343

HEI, Inc. 1495 Steiger Lake Lane Victoria, Minnesota 55386	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on February 11, 2004.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

If no choice is specified, the proxy will be voted “FOR” items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Douglas J. Nesbit and Mack V. Traynor, III, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters, which may come before the Annual Meeting, and all adjournments.

See reverse for voting instructions.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	01 George M. Heenan	[ ]	Vote FOR	[ ]	Vote WITHHELD
		02 Dennis J. Leisz		all nominees		from all nominees
(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominees(s) in the box provided to the right)

2.	To approve an amendment to increase the number of shares of Common Stock authorized for issuance under the Company’s 1998 Stock Option Plan by 350,000.	[ ]	For	[ ]	Against	[ ]	Abstain

3.	Upon such other business as may properly come before the meeting or any adjournment thereof.	[ ]	For	[ ]	Against	[ ]	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change?	Mark Box [ ]
Indicate changes below:

Date

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should provide full name of corporation and title of authorized officer signing the proxy.